Exhibit 99.1

press release February 2, 2026

Radian Completes Acquisition of Inigo, Becoming a Global Multi-Line Specialty Insurer

WAYNE, Pa., February 2, 2026 — Radian Group Inc. (NYSE: RDN) today announced that it has completed its strategic acquisition of Inigo Limited (“Inigo”), a specialty insurance group underwriting through Lloyd’s of London. With this acquisition, Radian is expanding from a leading U.S. private mortgage insurer into a global, diversified multi-line specialty insurer, significantly increasing the company’s product expertise and capabilities, and optimizing the deployment of its excess capital.

“Today marks an important milestone for Radian as we expand from our established position as a leading U.S. private mortgage insurer into a global multi-line specialty insurer,” said Rick Thornberry, Chief Executive Officer of Radian. “This acquisition advances our strategic focus to grow and diversify our business, while staying true to our core strengths in underwriting, risk management, and capital allocation. I am excited to welcome Inigo to Radian and look forward to collaborating with the team to leverage our combined expertise and create long-term value for our customers, partners and stockholders. ”

As part of Radian, Inigo will operate as a standalone business unit in London, maintaining the management structure, brand identity and culture that have positioned it as a leading Lloyd’s syndicate. The combined organization brings Radian’s financial strength, risk-management innovation, and operational scale together with Inigo’s specialty market expertise and performance track record. Inigo Chief Executive Officer Richard Watson, along with Chief Underwriting Officer Russell Merrett and Chief Financial Officer Stuart Bridges, will continue to lead the Inigo business and its dynamic team.

Richard Watson, Chief Executive Officer of Inigo, said, “This is an important part of our journey to become a world-class specialty insurance and reinsurance company, valued by its customers, its investors, and its staff. Radian shares our obsession with customers and our love of data.”

“With Radian’s complementary portfolio, aligned culture, and long-term thinking, we are better capitalized and more diversified. We thank our customers for their incredible support, now and in the future,” he added.

In September 2025, Radian announced it had entered into a definitive agreement to acquire Inigo in a primarily all-cash transaction.1 The purchase price paid at closing, net of certain adjustments, was $1.67 billion. Inigo’s estimated tangible equity at year end 2025 was $1.16 billion2, resulting in a net purchase price multiple of approximately 1.4 times tangible equity.

[1]	A small portion of the purchase consideration was provided in shares of Radian to Inigo’s senior management as part of an equity rollover.
[2]	Estimate presented on a U.K. GAAP basis. The difference between UK and US GAAP is expected to be limited.

press release February 2, 2026

The transaction was funded by Radian’s available liquidity sources and by using excess capital from its mortgage insurance subsidiary, Radian Guaranty.

The acquisition is expected to deliver mid-teens percentage accretion to Radian’s earnings per share and approximately 200 basis points accretion to return on equity in 2026. Radian expects the transaction will double its total annual revenue and provide flexibility to deploy capital across multiple insurance lines through various business cycles.

About Radian

Radian Group Inc. (NYSE: RDN) is a trusted, global multi-line specialty insurer that helps businesses navigate risk with confidence. Built on financial strength and disciplined risk management, Radian brings clarity to complex risk decisions through its proprietary view of risk and a global perspective. Visit radian.com to learn how our collaborative and customer-centric culture transforms risk into a world of opportunity.

About Inigo

Through Lloyd’s Syndicate 1301, Inigo underwrites a multi-class specialty insurance and reinsurance portfolio, serving some of the world’s largest commercial and industrial enterprises. Founded in 2020, Inigo is shaped by data, led by insight, and built around people who believe in doing things differently. For more information, visit inigoinsurance.com.

Forward Looking Statements

All statements in this press release that address events, developments or results that Radian expects or anticipates may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “pursue,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, including, without limitation, statements regarding the expected impact of the acquisition on Radian’s earnings and return on equity, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and Radian undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The company operates in a changing environment where new risks emerge from time to time and it is not possible to predict all risks that may affect Radian. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as Radian’s prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements.

These risks and uncertainties include: risks associated with the acquisition, including: (a) risks related to diverting the attention of management from ongoing business operations; (b) the possibility that the anticipated benefits and impacts of the acquisition are not realized when expected, or at all; (c) significant unknown or inestimable liabilities associated with Inigo; (d)

press release February 2, 2026

risks related to the uncertainty of expected future financial performance and results of Inigo and its businesses following completion of the acquisition; and (e) risks associated with Radian’s ability to successfully execute on its strategic evolution to become a multi-line specialty insurer.

For more information regarding these risks and uncertainties as well as certain additional risks that Radian faces, you should refer to “Item 1A. Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2024 and its quarterly report on Form 10-Q for the quarterly period ended September 30, 2025, as well as to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. Radian cautions you not to place undue reliance on these forward-looking statements, which are current only as of the date on which this press release was issued. The company does not intend to, and disclaims any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

For Investors:

Dan Kobell - Phone: 215.231.1113

email: daniel.kobell@radian.com

For the Media:

Rashi Iyer - Phone 215.231.1167

email: rashi.iyer@radian.com